Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2015, with respect to the consolidated financial statements as of and for the year ended December 31, 2014, included in the Annual Report of Perma-Fix Environmental Services, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Perma-Fix Environmental Services, Inc. on Forms S‑3 (File No. 333-158472, File No. 333-115061, File No. 33-85118, File No. 333-14513, File No. 333-43149, File No. 333-70676, and File No. 333‑87437) and Forms S-8 (File No. 333-153086, File No. 333-124668, File No. 333-110995, File No. 333-17899, File No. 333‑25835, and File No. 333-76024).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

March 31, 2015